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                                                                      Exhibit 12
                               Markel Corporation
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

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                                                   Three Months
                                                      Ended                              Year Ended
                                                     March 31,                           December 31,
                                                -------------- ---------------------------------------------------------------------
                                                      2001           2000           1999           1998          1997          1996
                                                -------------- ---------------------------------------------------------------------
Earnings:
---------
Earnings (Loss) from continuing operations
     before income taxes                           $13,539         ($51,806)     $53,440        $75,385       $66,351       $37,000
Fixed charges                                       16,373           56,030       27,058         22,026        21,496         8,900
                                                -------------- ---------------------------------------------------------------------
     Earnings from continuing operations,
        as adjusted                                $29,912           $4,224      $80,498        $97,411       $87,847       $45,900
                                                ============== =====================================================================
Fixed Charges:
--------------
Interest Expense                                   $15,146          $52,348      $25,150        $20,406       $20,124        $8,016
Portion of rental expense representative
     of interest                                     1,227            3,682        1,908          1,620         1,372           884
                                                -------------- ---------------------------------------------------------------------
     Fixed Charges                                 $16,373          $56,030      $27,058        $22,026       $21,496        $8,900
                                                ============== =====================================================================

Ratio of Earnings to Fixed Charges                     1.8              0.1          3.0            4.4           4.1           5.2

Deficiency in the coverage of fixed charges
     by earnings before fixed charges                    -          $51,806            -             -              -             -

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Notes:
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o The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.